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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          TRIDENT INTERNATIONAL, INC.
                                       at

                              $16.50 PER SHARE NET
                                       by

                              ITW ACQUISITION INC.
                          a wholly owned subsidiary of

                            ILLINOIS TOOL WORKS INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, FEBRUARY 10, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                January 13, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Nominees:

     We are enclosing herewith the material listed below pursuant to the offer by ITW Acquisition Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Illinois Tool Works Inc., a Delaware corporation ("Parent") to purchase all outstanding shares of Common Stock, $.01 par value per share (the "Shares"), of Trident International, Inc., a Delaware corporation (the "Company"), for $16.50 per Share, net to the seller in cash, without interest thereon, less applicable federal withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 13, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

     For your information and for forwarding to your clients, we are enclosing the following documents:

          (1) The Offer to Purchase, dated January 13, 1999;

          (2) Letter of Transmittal to tender Shares for your use and for the information of your clients. Originally signed facsimile copies of the Letter of Transmittal may be used to tender Shares;

          (3) The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach First Chicago Trust Company of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer;

          (4) Letter which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer;

          (5) The Letter to Stockholders of the Company from Elaine A. Pullen, President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          (6) Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9; and
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          (7) Return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 10, 1999, UNLESS THE OFFER IS EXTENDED.

     In order for Shares to be validly tendered pursuant to the Offer, (i) a duly executed and properly completed Letter of Transmittal (or an originally signed facsimile copy thereof) together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the Expiration Date, and (ii) either certificates representing tendered Shares along with the Letter of Transmittal (or an originally signed facsimile copy thereof) must be received by the Depositary, or such Shares must be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), and Book-Entry Confirmation must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impractical for them to forward their certificates for Shares, or if the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date of the Offer, a tender may be effected by following the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

ITW ACQUISITION INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ANY AFFILIATE OF THE PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

Enclosures

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